Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333‑222738

PROSPECTUS SUPPLEMENT NO. 15
(TO PROSPECTUS DATED FEBRUARY 12, 2018)

INVIVO THERAPEUTICS HOLDINGS CORP.

Up to 10,700,000 shares of Common Stock

This prospectus supplement No. 15 supplements and amends the prospectus dated February 12, 2018, as supplemented by prospectus supplement No. 1 dated March 13, 2018, prospectus supplement No. 2 dated April 9, 2018, prospectus supplement No. 3 dated May 7, 2018, prospectus supplement No. 4 dated May 17, 2018, prospectus supplement No. 5 dated June 4, 2018, prospectus supplement No. 6 dated June 26, 2018, prospectus supplement No. 7 dated August 7, 2018, prospectus supplement No. 8, dated September 28, 2018, prospectus supplement No. 9, dated October 5, 2018, prospectus supplement No. 10, dated November 8, 2018, prospectus supplement No.11, dated November 13, 2018, prospectus supplement No. 12, dated November 16, 2018, prospectus supplement No.13, dated December 14, 2018, and prospectus supplement No. 14, dated January 4, 2019, related to the sale or other disposition from time to time of up to 10,700,000 shares of common stock, par value $0.00001 per share, of InVivo Therapeutics Holdings Corp., a Nevada corporation (the “Company,” “we,” “us” or “our”), issued and issuable to Lincoln Park Capital Fund, LLC, the selling stockholder named in the prospectus, also referred to as Lincoln Park, pursuant to a purchase agreement dated January 25, 2018 that we entered into with Lincoln Park. We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholder.

This prospectus supplement should be read in conjunction with the prospectus dated February 12, 2018, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

Our common stock is quoted on The Nasdaq Capital Market under the symbol “NVIV.” On January 14, 2019, the last reported sale price of our common stock on The Nasdaq Capital Market was $1.53 per share.

This prospectus supplement incorporates into our prospectus the information contained in our Current Report on Form 8‑K filed with the Securities and Exchange Commission on January 14, 2019, and attached hereto.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 14, 2019.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 14, 2019

Date of Report (Date of earliest event reported)

INVIVO THERAPEUTICS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	001‑37350	36‑4528166
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

One Kendall Square, Suite B14402

Cambridge, Massachusetts 02139

(Address of Principal Executive Offices) (Zip Code)

(617) 863‑5500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐ Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐ Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 14, 2019, the Board of Directors (“Board”) of InVivo Therapeutics Holdings Corp. (the “Company”) announced that it elected Richard Christopher, age 49, to the position of Chief Financial Officer and Treasurer of the Company effective January 14, 2019.

Mr. Christopher was the Chief Financial Officer of iCAD, Inc. from December 2016 through January 2019. iCAD, Inc. is a Nasdaq-listed company with a focus on therapies and solutions for the early identification and treatment of cancer. Prior to iCAD, Inc., Mr. Christopher was Chief Financial Officer from March 2014 through December 2016 and Chief Operating Officer from October 2015 through December 2016 of Caliber Imaging & Diagnostics, Inc., a medical technology company focused on cancer detection imaging solutions, with primary applications in dermatology. Prior to Caliber and starting in 2000, Mr. Christopher held various positions of increasing responsibility at DUSA Pharmaceuticals, Inc., a Nasdaq-listed dermatology company focused on the treatment of precancerous skin lesions, where he ultimately served as Chief Financial Officer from January 2005 through its acquisition and integration into Sun Pharmaceuticals Industries Ltd in April 2013. Mr. Christopher holds a Master of Science in Accounting from Suffolk University and a Bachelor of Science in Finance from Bentley University.

Upon the effectiveness of Mr. Christopher’s appointment as Chief Financial Officer and Treasurer, Mr. Christopher also became the Company’s principal financial officer and principal accounting officer, and Richard Toselli, the Company’s President and Chief Executive who assumed the responsibilities as the Company’s principal financial officer on an interim basis, relinquished those responsibilities to Mr. Christopher.

In connection with his employment with the Company and pursuant to the terms of an employment agreement dated December 24, 2018, (the “Agreement”), Mr. Christopher will receive an annual base salary of $330,000. Mr. Christopher is also eligible for an annual bonus that targets thirty-five percent (35%) of his annualized base salary based upon achievement of certain performance goals In accordance with the Agreement, on January 14, 2019, the Board granted Mr. Christopher a non-statutory stock option to purchase up to 90,000 shares of the Company’s common stock, as an inducement grant outside of the Company’s 2015 Stock Incentive Plan pursuant to Nasdaq Listing Rule 5635(c)(4) (the “Inducement Award”). The Inducement Award has an exercise price per share equal to $1.53, the closing price of a share of Common Stock on the Nasdaq Capital Market on the grant date, and will vest as to one-third (1/3) of the shares of the underlying stock option on January 14, 2020, one third (1/3) of the shares of the underlying stock option on January 14, 2021 and the remaining one third (1/3) of the shares of the underlying stock option on January 14, 2022, provided that  if within one year following a change in control Mr. Christopher’s employment is terminated by him for Good Reason (as defined in the Agreement) or by the Company or its successor without Cause (as defined in the Agreement), the Inducement Award will be immediately exercisable in full.

Mr. Christopher is also entitled to severance payments under the Employment Agreement. If his employment is terminated by the Company without Cause or by Mr. Christopher for Good Reason, in each case prior to, or more than 12 months following, a change in control, then he is entitled (A) to continue to be paid his base salary as in effect on the termination date for a period of 12 months and (B) to continue to receive his benefits under the Company’s employee group health insurance plan until the earlier of (i) 6 months following the termination date or (ii) the date Mr. Christopher becomes eligible for coverage under a new employer’s group health plan.

If his employment is terminated by the Company without cause or by Mr. Christopher for Good Reason, in each case within twelve months following a Change in Control, then he is entitled (A) to an amount equal to 1.5 times his base salary as in effect on the termination date, plus 100% of his target annual bonus, in each case at the salary and target annual bonus level in effect on the termination date or, if higher, at any time within the six month period preceding the Change in Control, (B) to acceleration in full of the vesting on all outstanding, unvested equity awards held by Mr. Christopher and (C) to continue to receive his benefits under the Company’s employee group health insurance plan until the earlier of (i) twelve months following the termination date or (ii) the date Mr. Christopher becomes eligible for coverage under a new employer’s group health plan. The severance payments are contingent upon Mr. Christopher executing a general release of claims against the Company.

The Employment Agreement also contains various restrictive covenants, including covenants relating to non-solicitation, confidentiality and assignment of inventions. In addition, under the terms of the Agreement, Mr. Christopher will also be eligible for medical, dental and other fringe benefits available to other senior management members of the Company or any benefit plans established or adopted by the Company.

The foregoing descriptions are qualified in their entirety by the full text of the Agreement and the Option Agreement, which are filed herewith as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

There are no family relationships between Mr. Christopher and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. There are no transactions in which Mr. Christopher has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits

10.1 Employment Agreement, dated December 24, 2018, between the Company and Richard Christopher.

10.2 Nonstatutory Stock Option Agreement, dated January 14, 2019, between the Company and Richard Christopher.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/
INVIVO THERAPEUTICS HOLDINGS CORP.

Date: January 14, 2019	By:	/s/ Richard Toselli
	Name:	Richard Toselli
	Title:	President and Chief Executive Officer

Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made between InVivo Therapeutics Holdings Corp. (the “Company”) a corporation duly organized and validly existing under the laws of the State of Nevada having a business address of One Kendall Square, Building 1400 East, Floor 4, Cambridge, MA 02139, and Richard Christopher (the “Executive”).

WITNESSETH THAT:

WHEREAS, the parties desire to enter into this Agreement pertaining to the employment of the Executive by the Company:

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:

1.          Performance of Services. The Executive’s employment with the Company shall be subject to the following:

(a)        Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive as its Chief Financial Officer, effective as of the Start Date (as defined below). The Executive shall also serve as Chief Financial Officer of InVivo Therapeutics Corporation, the Company’s wholly-owned subsidiary. The Executive shall be based at the Company’s headquarters in Cambridge, MA.

(b)        While the Executive is employed by the Company, the Executive shall devote his business time, energies and talents to serving as its Chief Financial Officer. The Executive may, with the consent of the Board of Directors of the Company (the “Board”) or a committee thereof, serve on outside boards of directors, to the extent that such activities do not materially inhibit or prohibit the performance of the Executive’s duties under this Agreement or conflict in any material way with the business of the Company or any subsidiary.

(c)        The Executive shall serve as a Section 16 officer of the Company subject to the various regulatory filing responsibilities that must be met by directors, officers and principal stockholders as required by this section of the Securities and Exchange Act of 1934, as amended, and the related rules and regulations of the Securities and Exchange Commission.

(d)        The Executive agrees that he shall perform his duties faithfully and efficiently subject to the directions of the Chief Executive Officer (“CEO”) and the Board. The Executive shall not, without his consent, be assigned tasks that would be inconsistent with those of the Chief Financial Officer. The Executive shall report to the CEO and shall have such authority, power, responsibilities and duties as are inherent in his position (and the undertakings applicable to his position) and necessary to carry out his responsibilities and the duties required of him.

(e)        The Executive’s employment with the Company is “at-will,” which means that either the Executive or the Company may terminate the Executive’s employment at any time, for any reason, or for no reason, by providing notice thereof to the other party, subject to the terms of this Agreement. The Executive acknowledges that this Agreement does not constitute a contract of employment for any particular period of time or impose on the Company any obligation to retain the Executive as an employee. If the Executive’s employment with the Company terminates for any reason, the Executive shall be deemed to have resigned, effective as of the date of such termination, as an officer or director of both the Company and any subsidiary of the Company, and the Executive hereby agrees to promptly execute resignation letters documenting such resignations upon the request of the Company.

(f)        The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

2.          Compensation. Subject to the terms of this Agreement, while the Executive is employed by the Company, the Company shall compensate him for his services as follows:

(a)         Salary. The Company shall pay to the Executive a salary at a rate of $27,500 per month (equal to $330,000 on an annualized basis), payable in accordance with the Company’s usual payroll practices. This salary will be reviewed annually by the Compensation Committee of the Board and may be adjusted upward (but not downward without the Executive’s consent) in the sole discretion of the Compensation Committee of the Board.

(b)         Bonus. Following the end of each fiscal year, the Executive shall be eligible to receive a discretionary annual retention and performance bonus. The target amount of such bonus will be 35% of the Executive’s annualized salary for the applicable fiscal year, based on the Company’s achievement of its specified objectives for the applicable fiscal year and the Executive’s achievement of his specified objectives for the applicable fiscal year (to be established by the CEO in collaboration with the Executive each year), both as determined by the Board in its sole discretion. Actual bonus payout shall be determined in the discretion of the Board (or a committee thereof) and may be below or above the annual target bonus, based on the Company’s and the Executive’s performance. The Executive must be employed on the date on which any annual bonus is distributed in order to be eligible for and to earn any part of it, as it also serves as an incentive to remain employed by the Company.

(c)         Equity Awards. Subject to the approval of the Board, the Executive shall be granted the option to purchase up to 90,000 shares of the Company’s common stock at an exercise price equal to the closing price of a share of the Company’s common stock priced at market value on the grant date (the “Initial Grant”), which shall vest as to one-third of the shares subject thereto on the first anniversary of the Start Date, as to an additional one third of the shares subject thereto on the second anniversary of the of the Start Date, and as to the remaining one third of the shares subject thereto on the third anniversary of the Start Date. The Initial Grant shall be an inducement grant pursuant to the inducement grant exception under Nasdaq Rule 5635(c)(4) and not pursuant to the Company’s 2015 Equity Incentive Plan or any equity incentive plan of the Company and shall be evidenced by a Nonstatutory Stock Option Agreement (the “Award Agreement”). The Executive shall also be eligible to receive other equity awards through participation in the Company’s equity incentive programs, as determined in the sole discretion of the Board (or a designated committee thereof).

(d)        Other Benefits. The Executive shall be eligible for all medical, dental and other benefits and fringe benefits to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company’s other senior management members, including paid vacation.

(e)        Expense Reimbursement. The Company will reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, provided that such expenses are incurred and accounted for in accordance with the reasonable policies and procedures established by the Company.

(f)        Withholding. All salary, bonus and other compensation payable to the Executive shall be subject to applicable withholding taxes.

(g)        Indemnification and Insurance.

(i)          The Company and the Executive, contemporaneously with the execution of this Agreement, shall execute the Company’s standard Indemnification Agreement.

(ii)         The Company shall maintain directors’ and officers’ liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as other senior management members.

3.          Term and Termination. The Company and the Executive agree that the Executive’s employment with the Company is scheduled to begin on or about January 14, 2019 (but no later than January 31, 2019) with the actual first day of his employment being defined herein as the “Start Date.” The Executive’s employment with the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

(a)        At the election of the Company for Cause immediately upon written notice by the Company to the Executive which notice shall identify in reasonable detail the Cause upon which the termination is based (and if notice is provided pursuant to subclause  (i)(A), “immediately” shall mean the last day of the cure period if the Executive has not cured the circumstance(s) set forth in the Company’s notice). For the purposes of this Agreement, “Cause” shall mean (i) a good faith finding by the Company that (A) the

Executive has failed to perform his reasonably assigned duties for the Company (other than due to his physical or mental illness or disability for a period of less than three consecutive months or in aggregate less than four months in a twelve-month period) and has failed to remedy such failure within 30 days following written notice from the Company to the Executive notifying him of such failure, or (B) the Executive has engaged in dishonesty, gross negligence or misconduct, or (ii) the Executive’s conviction of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony;

(b)        Upon the death or disability of the Executive, if such disability renders the Executive incapable of performing his duties, as reasonably determined by the Company, and the Executive is considered disabled within the meaning of Section 409A of the Internal Revenue Code and the guidance issued thereunder;

(c)        At the election of the Company without Cause or the Executive without Good Reason upon not less than 10 days’ prior written notice of termination; or

(d)        At the election of the Executive for Good Reason, following written notice by the Executive to the Company which notice shall identify the Good Reason upon which the termination is based. For the purposes of this Agreement, “Good Reason” shall mean (i) a material adverse change in the Executive’s authority, duties or compensation without the prior consent of the Executive, (ii) a material breach by the Company of the terms of this Agreement, (iii) a requirement that the Executive report to an employee other than the CEO, or (iv) a relocation of the principal place at which the Executive performs services to more than 150 miles from Cambridge, MA. To terminate the Executive’s employment for Good Reason, the Executive must (i) provide notice to the Company of the purported event giving rise to Good Reason within 90 days after it occurs, (ii) provide the Company with at least 30 days to cure, and (iii) if not cured, resign for Good Reason within 30 days after the end of the cure period.

4.          Rights Upon Termination.

(a)        Accrued Obligations. Except for a termination by the Company without Cause or by the Executive for Good Reason, following the Executive’s Date of Termination (as defined below), the Company’s obligations under this Agreement shall immediately cease and the Company will pay the Executive only his Accrued Obligations (as defined below). For purposes of this Agreement, “Date of Termination” means the last day the Executive is employed by the Company pursuant to this Agreement, and “Accrued Obligations” means (i) the portion of the Executive’s salary as has accrued prior to any termination of his employment with the Company and has not yet been paid, (ii) an amount equal to the value of any accrued but unused vacation days or paid time off, and (iii) the amount of any expenses properly incurred by the Executive on behalf of the Company prior to any such termination and not yet reimbursed pursuant to Section 2(e) hereof.

(b)        Severance.

(i)         If the Executive’s employment is terminated without Cause by the Company or by the Executive for Good Reason, in each case prior to, or more than 12 months following, a Change in Control (as defined in the Award Agreement), the

Company shall, in addition to paying the Accrued Obligations, (A) continue to pay the Executive, as severance, his salary as in effect on the Date of Termination, paid in accordance with the Company’s usual payroll practices, for a period of 12 months following the Date of Termination and (B) if the Executive is participating in the Company’s employee group health insurance plans on the Date of Termination, and if the Executive is eligible for and timely elects to continue receiving group health insurance under the continuation coverage rules known as COBRA, continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage until the earlier of (x) the 6 month anniversary of the Date of Termination, and (y) the date the Executive becomes eligible for coverage under a new employer’s group health plan, unless, as a result of a change in legal requirements, the Company’s provision of payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply.

(ii)        If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in each case within the twelve month period following a Change in Control, the Company shall, in addition to paying the Accrued Obligations, (A) pay the Executive an aggregate amount equal to (1) 1.5 times his annualized salary, and (2) 100% of his target annual bonus, in each case at the salary and target annual bonus level in effect on the Date of Termination or, if higher, at any time within the six month period preceding the Change in Control, which aggregate amount shall be paid in equal annual installments over the 12 month period following the Date of Termination, (B) accelerate in full the vesting of all outstanding, unvested equity awards held by the Executive, and (C) if the Executive is participating in the Company’s employee group health insurance plans on the Date of Termination, and if the Executive is eligible for and timely elects to continue receiving group health insurance under the continuation coverage rules known as COBRA, continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage until the earlier of ((x) the twelve (12) month anniversary of the Date of Termination, and (y) the date the Executive becomes eligible for coverage under a new employer’s group health plan, unless, as a result of a change in legal requirements, the Company’s provision of payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply.

(iii)       The provision to the Executive of the severance benefits set forth in Section 4(b)(i) or 4(b)(ii), as applicable, shall (A) be contingent upon the execution by the Executive of a separation and release of claims agreement in a form reasonably acceptable to the Company that becomes effective within sixty (60) days following the Termination Date (or such shorter period as the Company may provide) and (B) begin on the first payroll date following the effective date of the release, provided that if the period during which the release may become effective spans two calendar years, the payments will commence in the second calendar year and (C) constitute the sole remedy of the Executive in the event of a termination of the Executive’s employment in the circumstances set forth in Section 4(b)(i) or 4(b)(ii), as applicable.

(c)        Other Benefits. The Company shall provide any other payments or benefits to be provided to the Executive by the Company or a subsidiary pursuant to any Executive benefit plans or arrangements established or adopted by the Company or a subsidiary (including, without limitation, any rights to indemnification from the Company (or from a third-party insurer for directors and officers liability coverage) under Section 2(g) or otherwise with respect to any costs, losses, claims, suits, proceedings, damages or liabilities to which the Executive may become subject which arise out of, are based upon or relate to the Executive’s employment by the Company), to the extent such amounts are due from the Company in accordance with the terms of this Agreement or such plans or arrangements.

5.          Proprietary Information.

(a)        The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. Without limitation, Proprietary Information shall include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, development plans, research data, clinical data, confidential communications with regulatory bodies and other third parties, financial data, personnel data obtained pursuant to the Executive’s duties and responsibilities, computer programs, customer and supplier lists, and contacts with or knowledge of customers or prospective customers of the Company. The Executive will not disclose any Proprietary Information to any person or entity other than employees of the Company with authorization to access the information or use the same for any purposes (other than in the performance of his duties as an employee of the Company) during or after his employment with the Company, unless and until such Proprietary Information has become public knowledge without fault of the Executive or such disclosure is required by law.

(b)        The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic, or other tangible material containing Proprietary Information, in any form, whether created by the Executive or others, which shall come into his custody or possession, shall be the exclusive property of the Company and will be used by the Executive only in the performance of his duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the Date of Termination. After such delivery, the Executive shall not retain any such materials or copies thereof or any such tangible property.

(c)        The Executive agrees that his obligation not to disclose or to use information and materials of the types set forth in Sections 5(a) and 5(b), and his obligation to return materials and tangible property, set forth in Section 5(b), also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties, including licensors and licensees, who may have disclosed or entrusted the same to the Company or to the Executive.

6.          Inventions.

(a)         The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by his, or under his direction, or jointly with others, during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Inventions”).

(b)         The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of his right, title and interest in and to all Inventions and related patents, patent applications, trade secrets, copyrights and copyright applications. However, this Section 6(b) shall not apply to Inventions which are unrelated to the present or planned business or research and development of the Company and which are made and conceived by the Executive outside of normal working hours, outside the Company’s premises and do not involve use of the Company’s tools, devices, equipment or Proprietary Information. The Executive understands that, to the extent this Agreement is to be construed in accordance with the laws of any state which precludes a requirement in an Executive agreement to assign certain classes of inventions made by an Executive, this Section 6(b) shall be interpreted to not apply to any invention which a court rules and/or the Company agrees to fall within such classes.

(c)         The Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of patents, trademarks, copyrights and other intellectual property rights (both in the United States and foreign countries) relating to Inventions. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Invention. The Executive further agrees that if the Company is unable to secure the signature of the Executive on any such papers with reasonable effort, an executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention, under the conditions described herein.

7.          Remedies. The Executive agrees and acknowledges that his breach of Section 5 or Section 6 cannot be reasonably or adequately compensated for in money damages alone and would cause irreparable injury to the Company. Accordingly, the Executive agrees that, with respect to a breach of such Sections, the Company is entitled to, in addition to all other rights and remedies available to the Company at law or in equity, specific performance and immediate injunctive relief, without posting a bond.

8.          Non-Solicitation.

(a)         Restricted Activities. While the Executive is employed by the Company and for a period of one year after the termination or cessation of such employment for any reason, the Executive will not directly or indirectly either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by the Executive to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Executive to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time during the last six months of the Executive’s employment with the Company.

(b)         Extension. If the Executive violates the provisions of Section 8(a), the Executive shall continue to be bound by the restrictions set forth in Section 8(a) until a period of one year has expired without any violation of such provisions.

(c)         Interpretation. If any restriction set forth in Section 8(a) is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(d)        Equitable Remedies. The restrictions contained in this Section 8 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 8 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 8 and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

9.          Compliance with Section 409A.

(a)        General. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

(b)        Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.

(c)        6 Month Delay for “Specified Employees”.

(i)          If the Executive is a “specified employee,” then no payment or benefit that is payable on account of the Executive’s “separation from service,” as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule (or, if earlier, upon the death of the Executive). There shall be added to any payments that are delayed pursuant to this provision interest at the prime rate as reported in the Wall Street Journal for the date of the Executive’s separation from service. Such interest shall be calculated from the date on which the payment otherwise would have been made until the date on which the payment is made.

(ii)         For purposes of this provision, the Executive shall be considered to be a “specified employee” if, at the time of his separation from service, the Executive is a “key employee” (within the meaning of Section 416(i) of the Code) of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(d)        No Acceleration or Deferral of Payments. Neither the Company nor the Executive, individually or in combination, may accelerate or defer any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(e)        Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f)        Taxable Reimbursements.

(i)         Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the taxable year of the Executive following the year in which the expense was incurred.

(ii)        The amount of any Taxable Reimbursements to be provided to the Executive during any taxable year of the Executive shall not affect the expenses eligible for reimbursement to be provided in any other taxable year of the Executive.

(iii)       The right to Taxable Reimbursements shall not be subject to liquidation or exchange for another benefit.

(g)        Limitation on Liability. The Company shall have no liability to the Executive nor to any other person in the event that the payments and/or benefits provided under this Agreement are not exempt from or compliant with Section 409A.

10.        Survival. The Parties agree that the obligations under Sections 5, 6, 8 and 9 of this Agreement shall survive the termination of the Executive’s employment, regardless of the reason for such termination.

11.        Acknowledgement. The Executive acknowledges and agrees that the Company does not desire him to use any confidential information of any prior employer during his employment hereunder and that the Company will not ask for nor will it accept any such confidential information. This acknowledgement shall not reduce or otherwise affect the Executive’s rights to indemnification from the Company.

12.        Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

13.        Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts. Both parties agree to exclusive venue in the state (Middlesex County) or federal courts located in the Commonwealth of Massachusetts.

14.        Successors and Assigns. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

15.        Entire Agreement. This Agreement, with the Indemnification Agreement, contains the entire agreement of the parties and supersedes any prior understandings or agreements between the Executive and the Company. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

16.        Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date set forth below.

Company

InVivo Therapeutics Holdings Corp.

By:	/s/ Richard Toselli

Name: Richard Toselli, M.D.
Title: President & Chief Executive Officer

12/21/2018
Date

Executive

/s/ Richard Christopher
Richard Christopher

12/24/2018
Date

Exhibit 10.2

INVIVO THERAPEUTICS HOLDINGS CORP.

NONSTATUTORY STOCK OPTION AGREEMENT

InVivo Therapeutics Holdings Corp. (the “Company”) hereby grants the following stock option.  The terms and conditions attached hereto are also a part hereof.

Notice of Grant

Name of optionee (the “Participant”):	Richard Christopher
Date of this option grant:	January 14, 2019
Number of shares of the Company’s Common Stock subject to this option (“Shares”):	90,000
Option exercise price per Share:	$1.53
Vesting Start Date:	January 14, 2019
Final Exercise Date:	January 13, 2029

Vesting Schedule:

One Year from Vesting Start Date:	One-third of the Shares
Two Years from Vesting Start Date:	An additional one-third of the Shares
Three Years from Vesting Start Date:	Final one-third of the Shares
All vesting is dependent on the Participant remaining an Eligible Participant, as provided herein.

This option satisfies in full all commitments that the Company has to the Participant with respect to the issuance of stock, stock options or other equity securities.

INVIVO THERAPEUTICS HOLDINGS CORP.
/s/ Richard Christopher
Signature of Participant

38 Sunset Rock Road	By:	/s/ Richard Toselli
Street Address		Name of Officer: Richard Toselli
Title: CEO
Andover, MA, 01810
City/State/Zip Code

INVIVO THERAPEUTICS HOLDINGS CORP.

Nonstatutory Stock Option Agreement

Incorporated Terms and Conditions

1.         Grant of Option.

This agreement evidences the grant by the Company, on the grant date (the “Grant Date”) set forth in the Notice of Grant that forms part of this agreement (the “Notice of Grant”) to the Participant of an option to purchase, in whole or in part, on the terms provided herein, the number of Shares set forth in the Notice of Grant of common stock, $0.00001 par value per share, of the Company (“Common Stock”) at the exercise price per Share set forth in the Notice of Grant.  Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on the Final Exercise Date set forth in the Notice of Grant (the “Final Exercise Date”).

The option evidence by this agreement was granted to the Participant pursuant to the inducement grant exception under NASDAQ Stock Market Rule 5635(c)(4), and not pursuant to the Company’s 2015 Equity Incentive Plan (the “Plan”) or any other equity incentive plan of the Company, as an inducement that is material to the Participant’s employment with the Company.

It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”).  Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.         Vesting Schedule.

This option will become exercisable (“vest”) in accordance with the vesting schedule set forth on the cover page of this agreement (the “Vesting Schedule”).  Notwithstanding the foregoing, to the extent that the Participant is a party to an employment agreement or other agreement with the Company that provides vesting terms that differ from the Vesting Schedule, the terms set forth in such employment agreement or other agreement shall prevail.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof.

3.         Exercise of Option.

(a)        Each election to exercise this option shall be in writing, in the form of the Stock Option Exercise Notice attached as Exhibit A, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment as follows:

(1)        in cash or by check, payable to the order of the Company;

(2)        except as may otherwise be approved by the Board of Directors of the Company (the “Board”), in its sole discretion, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)        to the extent approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value per share of Common Stock as determined by (or in a manner approved by) the Board, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)        to the extent approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of this option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of this option being exercised divided by (B) the fair market value (determined by (or in a manner approved by) the Board) on the date of exercise;

(5)        to the extent permitted by applicable law and approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

(6)        by any combination of the above permitted forms of payment.

The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share.

(b)        Continuous Relationship with the Company Required.  Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he exercises this option, is, and has been at all times since the Grant Date, an employee, director or officer of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive option grants under the Plan (an “Eligible Participant”).

(c)        Termination of Relationship with the Company.  If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon such violation.

(d)        Exercise Period Upon Death or Disability.  If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (e) below, this option shall be exercisable, within the period of 180 days following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

(e)        Termination for Cause.  If, prior to the Final Exercise Date, the Participant’s employment or other relationship with the Company is terminated by the Company for Cause (as defined in the employment agreement, dated as of December 24, 2018, between the Participant and the Company, or any successor agreement thereto (the “Employment Agreement”)), the right to exercise this option shall terminate immediately upon the effective date of such termination.

4.         Withholding.  No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.  The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under this option.  The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages.  If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise of this option or at the same time as payment of the exercise price, unless the Company determines otherwise. If approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock underlying this option valued at their fair market value (determined by (or in a manner approved by) the Board); provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a fair market value (determined by (or in a manner approved by) the Company) that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax (determined by (or in a manner approved by) the Company)) as the Company shall determine in its sole discretion to satisfy the tax liability associated with this option. Shares used to satisfy tax withholding requirements cannot be subject to any forfeiture, unfulfilled vesting or other similar requirements.

5.         Reporting.

The Participant acknowledges and agrees to comply with all necessary reporting obligations in the Participant’s jurisdiction in relation to all taxes, social security contributions and any other similar charges which arise in relation to this option.

6.         Transfer Restrictions.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

7.         Adjustments for Changes in Common Stock and Certain Other Events.

(a)          Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the number and class of securities and exercise price per share of this option shall be equitably adjusted by the Company in the manner determined by the Board.  Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to this option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then the Participant, if he exercises this option between the record date and the distribution date for such stock dividend, shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon exercise of this option, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b)        Reorganization Events.

(1)        A “Reorganization Event” shall mean:  (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2)        In connection with a Reorganization Event, the Board may take any one or more of the following actions with respect to this option (or any portion thereof) on such terms as the Board determines: (i) provide that this option shall be assumed, or substantially equivalent option shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to the Participant, provide that the unvested and/ or unexercised portion of this option will terminate immediately prior to the consummation of such Reorganization

Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that this option shall become exercisable, realizable, or deliverable, or restrictions applicable to this option shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to the Participant with respect to this option equal to (A) the number of shares of Common Stock subject to the vested portion of this option (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise price of this option and any applicable tax withholdings, in exchange for the termination of this option, (v) provide that, in connection with a liquidation or dissolution of the Company, this option shall convert into the right to receive liquidation proceeds (net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing.

(3)        For purposes of clause 7(b)(2)(i) above, this option shall be considered assumed if, following consummation of the Reorganization Event, this option confers the right to purchase, for each share of Common Stock subject to this option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of this option to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(c)        Change of Control Events.

(1)        Definition.  “Change in Control” shall mean the occurrence of any of the following:

(i)         The acquisition by any Person (as defined below) of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (A) the value of then outstanding equity securities of the Company (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Section 7(c), the following acquisitions shall not constitute or result in a Change in Control: (1) any acquisition by the Company; (2) any acquisition by any Person that as of the Grant Date owns Beneficial Ownership of a Controlling Interest; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Entity; or (4) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii)        During any period of two consecutive years (not including any period prior to the Grant Date) individuals who constitute the Board on the Grant Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Grant Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)      Consummation of (A) a reorganization, merger, statutory share exchange or consolidation or similar transaction involving (1) the Company or (2) any of its Subsidiaries, but in the case of this clause (2) only if equity securities of the Company are issued or issuable in connection with the transaction (each of the events referred to in this clause (A) being hereinafter referred to as a “Business Reorganization”), or (B) a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity of another entity by the Company or any of its Subsidiaries (each an “Asset Sale”), in each case, unless, following such Business Reorganization or Asset Sale, (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Reorganization or Asset Sale beneficially own, directly or indirectly, more than 50% of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Reorganization or Asset Sale (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Reorganization or Asset Sale, of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be (excluding any outstanding equity or voting securities of the Continuing Entity that such Beneficial Owners hold immediately following the consummation of the Business Reorganization or Asset Sale as a result of their ownership, prior to such consummation, of equity or voting securities of any company or other entity involved in or forming part of such Business Reorganization or Asset Sale other than the Company), (2) no Person (excluding any employee benefit plan (or related trust) of the Company or any Continuing Entity or any entity controlled by the Continuing Corporation or any Person that as of the Grant Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, 50% or more of the value of the then outstanding equity securities of the Continuing Entity or the combined voting power of the then outstanding voting securities of the Continuing Entity except to the extent that such ownership existed prior to the Business Reorganization or Asset Sale and (3) at least a majority of the members of the Board of Directors or other governing body of the Continuing Entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Reorganization or Asset Sale.

For purposes hereof:

(i) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(ii)   “Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Board, in which the Company or a Subsidiary holds a substantial ownership interest, directly or indirectly.

(iii)  “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(2)        Effect of Change in Control.  Notwithstanding the provisions of Section 7(b), this option shall be immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason (as defined in the Employment Agreement) by the Participant or is terminated without Cause (as defined in the Employment Agreement) by the Company or the acquiring or succeeding corporation.

8.         Miscellaneous.

(a)        No Right to Employment or Other Status.  The grant of this option shall not be construed as giving the Participant the right to continued employment or any other relationship with the Company.  The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim hereunder, except as otherwise expressly provided herein or provided for in the Employment Agreement.

(b)        No Rights as Stockholder.  Subject to the provisions of this option, the Participant shall not have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to this option until becoming the record holder of such shares.

(c)        Amendment.  The Board may amend, modify or terminate this agreement, including but not limited to, substituting another option of the same or a different type and changing the date of exercise or realization.  Notwithstanding the foregoing, the Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant, or (ii) the change is permitted under Section 7 and the Employment Agreement.

(d)        Acceleration.  The Board may at any time provide that this option shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

(e)        Conditions on Delivery of Stock.  The Company will not be obligated to deliver any shares of Common Stock pursuant to this agreement until (i) all conditions of this agreement have been met to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(f)         Administration by Board.  The Board will administer this agreement and may construe and interpret the terms hereof.  Subject to the terms and provisions of the Employment Agreement, the Board may correct any defect, supply any omission or reconcile any inconsistency in this agreement in the manner and to the extent it shall deem expedient to carry the Agreement into effect and it shall be the sole and final judge of such expediency.  No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under this agreement made in good faith.

(g)         Appointment of Committees.  To the extent permitted by applicable law, the Board may delegate any or all of its powers hereunder to one or more committees or subcommittees of the Board (a “Committee”).  All references herein to the “Board” shall mean the Board or a Committee to the extent that the Board’s powers or authority hereunder have been delegated to such Committee.

(h)         Governing Law.  This agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Nevada.

EXHIBIT A

EXERCISE NOTICE

InVivo Therapeutics Holdings Corp.
One Kendall Square, Suite B14402

Cambridge, Massachusetts, 02139
Attention:  Chief Executive Officer

1.         Exercise of Option.  Effective as of today, ____________________, 20__, the undersigned (“Grantee”) hereby elects to exercise Grantee’s option to purchase _________ shares of the Common Stock (the “Shares”) of InVivo Therapeutics Holdings Corp., (the “Company”) under and pursuant to the Nonstatutory Stock Option Agreement dated January 14, 2019 (the “Award Agreement”).

2.         Delivery of Payment.

(a)        [LEAVE BLANK IF USING SECTION 2(b) BELOW]  The Grantee herewith delivers to the Company the full purchase price of the Shares, as set forth in the Award Agreement.  ____ (Initial here if the undersigned elects this alternative),

(b)        [LEAVE BLANK IF USING SECTION 2(a) ABOVE]  In lieu of exercising Grantee’s Option for check, the undersigned hereby elects to effect the net issuance provision of Section 2(ii)(b) of the Award Agreement which accompanies this Notice of Exercise and receive ______ shares of Company Common Stock pursuant to the terms of the Award Agreement.  ___ (Initial here if the undersigned elects this alternative).

3.         Representations of Grantee.  Grantee acknowledges that Grantee has received, read and understood the Award Agreement and agrees to abide by and be bound by their terms and conditions.

4.         Rights as Stockholder.  Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option.  The Shares shall be issued to the Grantee as soon as practicable after the Option is exercised.  No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance.

5.         Tax Consultation.  Grantee understands that Grantee may suffer adverse tax consequences as a result of Grantee’s purchase or disposition of the Shares.  Grantee represents that Grantee has consulted with any tax consultants Grantee deems advisable in connection with the purchase or disposition of the Shares and that Grantee is not relying on the Company for any tax advice.

6.         Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Grantee and his or her heirs, executors, successors and assigns.

7.         Interpretation.  Any dispute regarding the interpretation of this Agreement shall be submitted by Grantee or by the Company forthwith to the Board which shall review such dispute at its next properly called meeting.  The resolution of such a dispute by the Board shall be final and binding on all parties.

8.         Governing Law; Severability.  This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Nevada.

9.         Entire Agreement.  The Award Agreement is incorporated herein by reference.  This Exercise Notice and the Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and Grantee.

[Signatures appear on next page]

Submitted by:	Accepted by:

GRANTEE	INVIVO THERAPEUTICS HOLDINGS CORP.

By
Richard Christopher	Name:
Title:

Address:	Date Received: